KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
12/18/2023
Exhibits

A. Articles of Incorporation-
*Uploaded As Separate PDF*

Operating Agreement-
Kestenbaum Capital LLC Operating Agreement
Updated May 9th, 2023


   1.	Formation of Kestenbaum Capital, LLC-
Kestenbaum Capital, LLC ("The LLC") is a Maryland limited liability company formed on the first of September, 2022. The initial member of the LLC is Roy Kestenbaum.


   2.	Kestenbaum Capital, LLC's Business Purpose and
Objectives- The LLC is in the business of developing, managing, and maintaining investment funds and strategies. The
LLC also provides investment advisory services and acts as the portfolio manager for the funds.


   3.	Member's Contributions and Interests-
The LLC's initial member has provided the LLC's initial capital contributions. In the future, new members may be added to the LLC. Their ownership stake will be dependent on their financial and non-financial contributions to the LLC and their profit sharing will be proportional to their ownership percentage of the LLC.


   4.	Allocation of Profits and Losses-
All profits and losses will be held under the LLC.
If the LLC were to become insolvent or were to dissolve, the LLC's profits would be distributed proportionally to its members based on their equity stake in the corporation. Any unsettled debt the LLC may owe will be paid off by the LLC's members proportionally to their ownership stake in the LLC.


   5.	Management Structure and Decision Making-
As of this Operating Agreement, the LLC's sole member and employee is Roy Kestenbaum, and as such all managerial decisions are done by him. As the LLC recruits new members in the future, managerial decisions will be agreed upon based on a vote by the LLC's members. A 50% majority is needed in order to pass new decisions. A member's voting power is proportional to the member's ownership stake in the LLC. For example, a member with 20% ownership in the company will have 20% of the total voting power.


   6.	Transfer of Membership Interests-
Membership in the LLC is non-transferrable. An individual who becomes a member in the LLC cannot transfer their membership interest to a third party.
All new potential members of the LLC will have to be approved by a majority vote (>50%) of the existing members of the LLC.


   7.	Differentiation Between LLC Members and Fund
Shareholders- The LLC is in the business of developing and managing investment management companies and as such, there will be shareholders of the LLC's underlying funds.
It is important to differentiate between members of the LLC and shareholders of the LLC's underlying funds.
Shareholders of the LLC's underlying funds become shareholders of the underlying funds by purchasing shares of the LLC's fund at that fund's respective NAV. Fund shareholders are NOT considered members of the LLC.
Members of the LLC are NOT shareholders of the LLC's underlying funds (unless they have previously purchased shares at the fund's NAV) and do NOT become shareholders of any underlying fund of the LLC by becoming members of the LLC.
LLC members are considered owners of Kestenbaum Capital, LLC and NOT owners of any shares in any of the LLC's underlying funds. Upon meeting certain requirements and conditions set forth by the existing LLC members, new potential LLC members can be voted into that position by a simple majority vote of the existing LLC members.


8.	Dissolution and Termination-
The LLC has no expiration date and will only dissolve under the following circumstances:
a.	Severe insolvency.
b.	Unanimous member agreement- if all of the LLC's
members unanimously agree to dissolve the LLC.
c.	Lack of LLC members- if, for any reason, the LLC does
not have any members available for the continuation of
the LLC's operations.
d.	Court order
Upon termination of the LLC, the LLC's assets will be liquidated, liabilities will be paid off proportionately by its members, and any remaining assets leftover will be distributed to the LLC's members proportionate to each member's ownership stake of the LLC.


9.	Dispute Resolution-
Any dispute arising from disagreements between members will be resolved by a vote of the LLC's members.
LLC members may agree to appoint a third-party mediator to help resolve the dispute if the disputing parties both agree to such.


10.	Amendments to the Operating Agreement-
The LLC's members will be given notice of any proposed amendment to the LLC's operating agreement. Once all members have been notified of the proposed amendment, the proposal will be voted upon by the LLC's members. The vote will be a majority vote (over 50%), where each member's voting power is proportionate to their individual ownership stake in the LLC.